Air T, Inc. Reports Third Quarter Fiscal 2026 Results CHARLOTTE, NC, February 13, 2026— Air T, Inc. (NASDAQ: AIRT) is an industrious American company with a portfolio of businesses, each of which is independent yet interrelated. We seek dynamic individuals and teams to operate companies with processes and insights that drive increasing value over time. We believe we can invest corporate resources to help activate growth and overcome challenges. Our core segments are overnight air cargo; ground support equipment; commercial aircraft, engines and parts; regional airline; and digital solutions. Today the Company is announcing results for the fiscal third quarter ended December 31, 2025: • Revenues totaled $71.1 million for the quarter ended December 31, 2025, a decrease of $6.7 million, or 9% from the prior year’s comparable quarter. • Operating loss was $3.8 million for the quarter ended December 31, 2025, a decrease of $5.2 million from the prior year comparable quarter’s operating income of $1.4 million. • Adjusted EBITDA* profit of $0.2 million for the quarter ended December 31, 2025, compared to an Adjusted EBITDA* profit of $2.7 million in the prior year’s comparable quarter. • Earnings per share was $(0.91) for the quarter ended December 31, 2025, compared to earnings per share of $(0.47) in the prior year’s comparable quarter. • The investment balance for the Company’s equity method investees was $33.6 million at December 31, 2025; as compared to $19.0 million at March 31, 2025. *Adjusted EBITDA is a non-GAAP financial measure; see below for further explanation and reconciliation to GAAP measure. Company Chairman and CEO Nick Swenson commented: “In December 2025, Air T acquired Rex Regional Airlines through a competitive bidding process organized for the benefit of Rex creditors by the Administrators of the Rex Voluntary Administration. Importantly, the transaction includes a series of long-term commitments by Rex to the Commonwealth of Australia. Notable among these commitments is the requirement the Rex repays — in full — its AUD $108 million Loan from the Commonwealth by allocating 70% of Rex’s excess cash flows to amortizing the Commonwealth Loan. In addition, Rex is obligated to run the airline according to a Rex Regional Commitments (RRC) plan that will expand the number of Saab 340s servicing regional and remote Australia from approximately thirty (30) to approximately forty-four (45) over the next two years. Air T invested AUD $50 million cash into Rex as part of the acquisition, which will be used to fund the engine overhauls needed to meet the RRC plan. Our decision to buy Rex was driven in large part by the quality of the Rex management team. Air T is a decentralized portfolio of companies and Australia is as geographically decentralized as it gets. The interactions we have had with the Rex team give us a lot of hope for the future of this venerable and beloved Australian brand. Rex is a good business serving as a critical link from capital cities to regional and remote Australia. We look forward to working together to deliver a bright future for Air T Rex. Doing the Rex deal required significant efforts by the multi-talented Air T team. This intense period took up most of 2025 and remains ongoing. Watching Air T team in action highlights for me their dedication to working collegially and their ability to do good work. I am very thankful for the people of Air T. They deserve appreciation and respect from all shareholders.” 2025 Regional Express Holdings Ltd. Acquisition and Related Financial Information On December 18, 2025, the Company completed the acquisition of substantially all of the assets and operations of Rex Express Holdings Ltd ("Rex"), an Australian regional airline operator, pursuant to an asset purchase agreement (the "Acquisition"). The Acquisition represents the Company's entry into the Australian regional airline market and expands the Company's international aviation services portfolio.

The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed as of December 18, 2025: Fair value of assets acquired and liabilities assumed: Assets: Cash and cash equivalents $ 1,150 Restricted cash 4,679 Accounts receivable, net 18,412 Inventories, net 15,029 Other non-current assets 2,858 Aircraft 60,478 Spare aircraft engines 13,530 Rotable aircraft parts 25,006 Land and buildings 12,659 Other property, plant and equipment 3,862 Intangible assets, net 3,582 Right-of-use ("ROU") assets 3,512 Total Assets 164,758 Liabilities: Unearned Revenue (21,343) Accrued expenses and other (31,223) Short-term lease liability (799) CFA Debt (22,203) Long-term lease liability (2,713) Other non-current liabilities (939) Total Liabilities (57,877) Net Assets $ 106,881 Prior to the Acquisition, Rex was subject to voluntary administration proceedings in Australia since July 30, 2024. The transaction is expected to result in a bargain purchase gain due to Rex's distressed financial condition and the administrators' determination, following a formal bidding process, that the Company's offer represented the optimal outcome for Rex's creditors. As the purchase price allocation is not finalized, we have recorded the preliminary bargain purchase gain as a deferred credit - preliminary bargain purchase gain within the consolidated balance sheet. The table below summarizes the calculation of the preliminary bargain purchase gain as of December 31, 2025: Total purchase consideration $ 11,041 Less: Net assets acquired (106,881) Deferred credit - preliminary bargain purchase gain $ (95,840) The impact on earnings attributable to the acquisition of Rex amounted to $5.2 million in revenue, $5.5 million in cost of sales, $0.3 million in general and administrative expenses and $0.9 million of depreciation and amortization expenses. For the period presented, Rex generated a net loss of $1.5 million.The operating loss during this initial period is attributable to fixed operating costs associated with maintaining flight operations, aircraft and crew, regulatory compliance requirements, and transaction-related integration expenses. Business Segment Results Overnight Air Cargo • This segment provides air express delivery services, primarily for FedEx Corporation (“FedEx”), and repair services. • Revenues for this segment decreased by an immaterial amount to $30.6 million for the quarter ended December 31, 2025, compared to the previous year’s fiscal third quarter revenues of $30.6 million.

• Adjusted EBITDA* for this segment was $1.0 million for the quarter ended December 31, 2025, a decrease of $1.0 million when compared to the prior year’s comparable quarter, primarily driven by 2% increase in cost of sales related to outside maintenance expenses incurred at Mountain Air Cargo and a minimal decrease in revenue. Ground Support Equipment (“GGS”) • This segment—which includes some of the world-leading offerings in the category—manufactures, repairs, and maintains mobile deicers and other specialized ground-support equipment. Customers include passenger and cargo airlines, airports, the military, and other industrial customers. • Revenues for this segment totaled $12.8 million for the quarter ended December 31, 2025, an increase of 8% when compared to revenue of $11.8 million in the previous year’s third fiscal quarter. The increase was primarily attributable to higher sales of high-lift catering equipment. At December 31, 2025, the ground support equipment segment’s order backlog was $12.9 million compared to $6.2 million at December 31, 2024. • Adjusted EBITDA* profit for this segment was $1.7 million in the quarter ended December 31, 2025, an increase of $1.4 million compared to the prior year quarter’s Adjusted EBITDA* profit. The increase was primarily driven by an improved product and customer mix, as well as lower non-material spending during the quarter. • As of December 31, 2025, this segment’s order backlog was $12.9 million versus $6.2 million as of December 31, 2024. Commercial Aircraft, Engines and Parts • This segment leases commercial jet engines and aircraft; buys, sells and trades in surplus and aftermarket commercial jet engines, engine parts, airframes, and airframe parts, avionics, and other; then delivers the related documents and logistics. • Revenues for this segment totaled $18.8 million for the quarter ended December 31, 2025, a decrease of $13.9 million versus the previous year’s fiscal third quarter. This decrease was largely attributed to a decrease in component sales at Contrail, driven by a lower level of component inventory purchases during the preceding twelve-month period. • Adjusted EBITDA* loss for this segment was $0.2 million for the quarter ended December 31, 2025, a decrease of $3.1 million when compared to the prior year quarter’s Adjusted EBITDA* profit of $2.9 million, primarily driven by the lower level of component sales as discussed above. Regional Airline • This segment is new as of Q3 for fiscal year 2026 and consists of Regional Express Airlines (“Rex”), which provides scheduled regional passenger airline and cargo services in Australia, operating a fleet of aircraft serving regional communities and connecting passengers and cargo to major metropolitan centers. The Company acquired Rex on December 18, 2025. • Revenues for this segment totaled $5.2 million for the quarter ended December 31, 2025. The increase is attributable to the acquisition of Rex on December 18, 2025. The reported revenues represent thirteen days of operations from the acquisition date through December 31, 2025. • Adjusted EBITDA* loss for this segment was $0.5 million for the quarter ended December 31, 2025. The reported EBITDA* loss represents thirteen days of operations from the acquisition date through December 31, 2025. Digital Solutions • This segment develops and provides digital aviation and other business services to customers within the aviation industry to generate recurring subscription revenues. • Revenues for this segment totaled $2.5 million for the quarter ended December 31, 2025, an increase of $0.5 million versus the previous year’s fiscal third quarter. The increase was primarily due to increased software subscriptions represented by monthly recurring revenues of $0.8 million as of December 31, 2025 versus $0.7 million as of December 31, 2024. • Adjusted EBITDA* loss for this segment was $0.1 million for the quarter ended December 31, 2025 compared to the $0.1 prior year quarter’s Adjusted EBITDA* loss, reflecting a relatively flat year-over- year trend. *Adjusted EBITDA is a non-GAAP financial measure; see below for further explanation and reconciliation to GAAP measures. Non-GAAP Financial Measures The Company uses adjusted earnings before taxes, interest, and depreciation and amortization ("Adjusted EBITDA"), a non-GAAP financial measure as defined by the SEC, to evaluate the Company's financial performance. This performance measure is not defined by accounting principles generally accepted in the United States and should be considered in addition to, and not in lieu of, GAAP financial measures.

Management believes that Adjusted EBITDA is a useful measure of the Company's performance because it provides investors additional information about the Company's operations allowing better evaluation of underlying business performance and better period-to-period comparability. We may periodically review and update our non-GAAP financial measures based on our determination of their relevance to our business which could result in the addition or elimination of select non-GAAP financial measures in the future. Adjusted EBITDA is not intended to replace or be an alternative to operating income, the most directly comparable amounts reported under GAAP.

The table below provides a reconciliation of operating income to Adjusted EBITDA for the periods ended December 31, 2025, and 2024 (in thousands):

	Three months ended		Nine months ended	
	12/31/2025	12/31/2024	12/31/2025	12/31/2024
Operating (loss) income from continuing operations	$ (3,780)	$ 1,424	$ 2,574	$ 4,486
Depreciation and amortization (excluding leased assets depreciation)	1,585	552	3,017	2,262
Inventory write-down and reserves	819	274	1,058	776
Gain on sale of property and equipment	(94)	—	(74)	(8)
Securities issuance expenses	19	19	68	147
Share-based compensation	48	31	129	48
Severance expenses	—	—	—	217
Earnout remeasurement	—	392	(666)	651
Deal-sourcing expense	1,145	—	2,982	—
Post-acquisition integration expenses	436	—	436	—
Adjusted EBITDA	$ 178	$ 2,692	$ 9,524	$ 8,579

(1) There was no depreciation expense on leased assets excluded during the three months ended December 31, 2025 and there was $0.7 million excluded during the nine months ended December 31, 2025. Depreciation expense on leased assets excluded was $0.8 million for both the three and nine months ended December 31, 2024.

The following table shows the Company's Adjusted EBITDA by segment for the periods ended December 31, 2025, and 2024 (in thousands):

	Three months ended		Nine months ended	
	12/31/2025	12/31/2024	12/31/2025	12/31/2024
Overnight Air Cargo	$ 1,018	$ 1,981	$ 4,432	$ 5,878
Ground Support Equipment	1,657	223	4,684	225
Commercial Aircraft, Engines and Parts	(171)	2,948	7,527	8,753
Digital Solutions	(54)	(55)	(348)	(448)
Regional airline	(532)	—	(532)	—
Segments total	1,918	5,097	15,763	14,408
Corporate and Other	(1,740)	(2,405)	(6,239)	(5,829)
Adjusted EBITDA	$ 178	$ 2,692	$ 9,524	$ 8,579

NOTE REGARDING STAKEHOLDER QUESTIONS

If you have questions related to this release or other Air T matters, please use our interactive Q&A capability, through Slido.com, accessible from our website, to submit your questions. We intend to keep that link open and available for shareholder questions. Questions submitted through Slido will be answered "live" and in writing at our Annual Meeting, and via a written response on a quarterly basis. Note that legal and pragmatic requirements restrict us from answering every question posted, yet we intend to address all reasonable and relevant questions with a written answer.

ABOUT AIR T, INC.

Established in 1980, Air T Inc. is a portfolio of powerful businesses and financial assets, each of which is independent yet interrelated. Its core segments are overnight air cargo, ground support equipment, commercial aircraft, engines and parts, regional airline and digital solutions. We seek to expand, strengthen and diversify Air T’s after-tax cash flow per share. Our goal is to build Air T’s core businesses, and when appropriate, to expand into adjacent and other industries. We seek to activate growth and overcome challenges while delivering meaningful value for all stakeholders. For more information, visit www.airt.com. The information on our website is available for information purposes only and is not incorporated by reference into this press release. FORWARD-LOOKING STATEMENTS Certain statements in this press release, including those contained in “Overview,” are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations, plans, objectives, future performance and business. Forward-looking statements include those preceded by, followed by or that include the words “believes”, “pending”, “future”, “expects”, “anticipates,” “intends”, “estimates”, “depends”, “will” or similar expressions. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements, because of, among other things, potential risks and uncertainties, such as: • An inability to finance our operations through bank or other financing or through the sale or issuance of debt or equity securities; • Economic and industry conditions in the Company’s markets; • The risk that contracts with FedEx Corporation (“FedEx”) could be terminated or adversely modified; • The risk that the number of aircraft operated for FedEx is reduced; • The risk that GGS customers will defer or reduce significant orders for deicing equipment; • The impact of any terrorist activities or armed conflict on United States soil or abroad; • Changes in U.S. and foreign trade regulations and tariffs; • The Company’s ability to manage its cost structure for operating expenses, or unanticipated capital requirements, and match them to shifting customer service requirements and production volume levels; • The Company's ability to meet debt service covenants and to refinance existing debt obligations; • The risk of injury or other damage arising from accidents involving the Company’s overnight air cargo operations, equipment or parts sold and/or services provided; • Market acceptance of the Company’s commercial and military equipment and services; • The risk that we may not successfully integrate Rex (including financial reporting, systems, and personnel), which could adversely affect our results and reporting; • The risk that Rex’s revenues and operating costs may be volatile or unpredictable and that we may be unable to offset cost increases or revenue decreases through pricing, surcharges, cost reductions, or other measures, which could adversely affect our results; • The risk that the preliminary purchase price allocation for the Rex acquisition, including the determination and measurement of any bargain purchase gain and related tax treatment, may be revised as valuations and other inputs are finalized during the measurement period, which revisions could materially change our reported results of operations and financial position from period to period; • The risk that Rex’s operations are subject to extensive regulation and oversight and that compliance failures or adverse regulatory actions could materially harm our business and results; and • The risk that the Rex transaction structure, including the Australian DOCA/administration process, could result in unexpected liabilities, claims, or delays that could materially harm our results and liquidity; • Competition from other providers of similar equipment and services; • Changes in government regulation and technology; • Changes in the value of marketable securities held as investments; • Mild winter weather conditions reducing the demand for deicing equipment; • Market acceptance and operational success of the Company’s aircraft asset management business and related aircraft capital joint venture; and • Despite our current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks associated with our substantial leverage. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. CONTACT Tracy Kennedy Chief Financial Officer tkennedy@airt.com